Exhibit 3.1

Document processing fee		Colorado Secretary of State Date and Time: 10/20/2008 11:51 AM Id Number: 19981062918
If document is filed on paper	$125.00
If document is filed electronically	$25.00	Document number: 20081554132
Fees & forms/cover sheets are subject to change.		Amount Paid: $25.00
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.

Paper documents must be typewritten or machine printed.	ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		19981062918

1.	Entity name:	Oilsands Quest Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name:
(if applicable)

3.	Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)
OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)
Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

AMD_PC	Page 1 of 2	Rev. 11/15/2005

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Waltz	Peter	F

(Last)	(First)	(Middle)	(Suffix)
6400 S. Fiddlers Green Cir.

(Street name and number or Post Office information)
Suite 1000

Greenwood Village	CO	80111
(City)	(State)	(Postal/Zip Code)

United States
(Province — if applicable)	(Country — if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)
Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC	Page 2 of 2	Rev. 11/15/2005

Click the following links to view attachments
Attachment 1
Addendum

ADDENDUM
TO THE
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
OILSANDS QUEST INC.
Pursuant to the provisions of the Colorado Business Corporation Act, Oilsands Quest Inc. adopts the following Articles of Amendment to its Articles of Incorporation:
1.
The first sentence of ARTICLE II is amended to read as follows:

The aggregate number of shares of all classes of capital stock which this corporation shall have authority to issue is 760,000,000 shares, of which 10,000,000 shares shall be shares of Preferred Stock, par value $.001 per share, and 750,000,000 shares shall be shares of Common Stock, $.001 par value per share.

The preceding Amendment to the Articles of Incorporation was approved by the Board of Directors and duly adopted by the Shareholders of the Company on October 15, 2008.